Exhibit 23.2

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Amendment No. 2 of Form S-1 (No. 333-140916) of Energy XXI (Bermuda) Limited of our report dated October 17, 2006, except for Note 2, as to which the date is March 12, 2007 with respect to the statements of revenues and direct operating expenses (the carve-out financial statement for Castex) for the twelve month periods ended June 30, 2006, 2005 and 2004. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP
Houston, Texas
April 2, 2007